                                                                    EXHIBIT 99.1


PRESS RELEASE                                   FOR IMMEDIATE RELEASE
                                                Contact: Terry J. Howard, CEO
                                                Telephone:  (217) 465-6381


                      FIRST BANCTRUST CORPORATION ANNOUNCES
                            SHARE REPURCHASE PROGRAM


         Paris, Illinois - (April 18, 2002) First BancTrust Corporation (the "Company") (NASDAQ/SCM: FBTC), announced that its Board of Directors authorized the open-market stock repurchase of up to 5%, or 67,407, shares of the Company's outstanding stock over the next one-year period ending March 14, 2003 as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be available for general corporate purposes.

         On December 31, 2001, the Company had $196 million of total consolidated assets, $141 million of total deposits and $27.7 million of total stockholders' equity. First BancTrust Corporation is the holding company for First Bank & Trust, S. B., an Illinois chartered, FDIC-insured savings bank. First Bank & Trust conducts business out of its main office and its operations office, both in Paris, Illinois, and one branch office in Marshall, Illinois.

         This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

         Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the Company's control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors include changes in competition, fiscal and monetary policies and legislation and regulatory changes.

         Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.